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                                                                  EXHIBIT 23.5

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-34265 of AmeriPath, Inc. on Form S-1 of our reports appearing in the Prospectus, which is part of this Registration Statement, as follows: dated October 2, 1996 on the combined financial statements of Pathology Associates, P.S.C. and Technical Pathology Services, Inc.; dated November 1, 1996 on the financial statements of Beno Michel, M.D., Inc.; and dated November 8, 1996 on the financial statements of David R. Barron, M.D., Inc. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP
Cincinnati, Ohio

October 1, 1997